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                                                                      Exhibit 11

                    THE LIBERTY CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED EARNINGS PER SHARE COMPUTATION
                                  (Unaudited)

                                                              Three Months Ended              Nine Months Ended
                                                                 September 30,                  September 30,
                                                          --------------------------     ---------------------------
                                                              1994           1993            1994            1993
                                                          -----------    -----------     -----------     -----------
PRIMARY SHARES
- - --------------

  Common Shares Outstanding - End of Period                19,815,600     19,461,034      19,815,600      19,461,034
                                                          ===========    ===========     ===========     ===========

  Weighted Average Common Shares                           19,803,157     19,384,178      19,686,447      19,279,662
                                                          ===========    ===========     ===========     ===========

  Common Stock Options Outstanding During
    Period (Weighted Average)                                  93,042        202,524          91,560         192,294
                                                          -----------    -----------     -----------     -----------

      Total Primary Shares                                 19,896,199     19,586,702      19,778,007      19,471,956
                                                          ===========    ===========     ===========     ===========



Fully Diluted Shares
- - --------------------

  Weighted Average Common Shares                          19,803,157      19,384,178      19,686,447      19,279,662

  Common Stock Options Outstanding During                     93,042         202,601          94,879         198,647
    Period (Weighted Average)

  Weighted Average Redeemable
    Preferred Shares*                                      1,266,521             ---         924,282             ---
                                                           ---------     -----------      ----------      ----------


    Total Fully Diluted Shares                            21,162,720      19,586,779      20,705,608      19,478,309
                                                          ==========     ===========      ==========      ==========




NET INCOME
- - ----------

  Earnings                                                $12,902,000    $ 8,078,000     $38,075,000     $23,433,000
                                                          ===========    ===========     ===========     ===========


  Primary Earnings per Common Share                       $       .62    $       .41     $      1.85     $      1.20
  (Earnings/Total Primary Shares)                         ===========    ===========     ===========     ===========



  Fully Diluted Earnings per Common                       $       .61    $       .41     $      1.84     $      1.20
    Share (Earnings/Total Fully Diluted                   ===========    ===========     ===========     ===========
     Shares)




*The preferred stock 1994-A and 1994-B series is not considered a common stock equivalent for purposes of the primary earnings per share computation.





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